Exhibit 10.32

September 20, 2019

Robert J. Wills, Ph.D.

Dear Dr. Wills:

Oncternal Therapeutics, Inc., a Delaware corporation (“Oncternal” or the “Company”), invites you to consult with and advise Oncternal with respect to its efforts to out-license or sell the Company’s SARD and SARM assets in accordance with the following terms and conditions:

1.	Services.

At times agreeable to you and as requested by Oncternal, you will make available your services and consult with and advise Oncternal with respect to the out-licensing or sale of its SARD and SARM assets, and such other matters as may be agreed upon by Oncternal and you (the “Services”). You will not perform any Services for Oncternal except as authorized or requested by Oncternal. You agree to complete the Services in a satisfactory and professional manner and to perform the Services in accordance with (a) the terms of this letter agreement (this “Agreement”), (b) all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any applicable government authority, court, tribunal, arbitrator, agency, legislative body or commission; and (iii) all Oncternal policies, procedures and guidance memoranda provided to you in connection with your performance under this Agreement.

2.	Compensation.

a.As compensation for the Services rendered pursuant to this Agreement, Oncternal shall pay you at the rate of $175.00 per hour, including for Services provided to the Company from the period commencing June 19, 2019, through the effective date of this agreement. You shall not be entitled to any other compensation or benefits for the Services. Oncternal shall make all payments in accordance with this Section 2(a) within thirty (30) days of receipt of an invoice from you itemizing the number of hours.

b.You will be reimbursed for air travel (economy class for all domestic flights and international flights under 5 hours in duration; business class for international flights longer than 5 hours) necessary and requested in writing by Oncternal, and all reasonable living expenses, including, but not limited to, car rental, meals and lodging incurred by you when rendering Services for Oncternal at locations away from your home or business. Oncternal shall make all payments in accordance with this Section 2(b) within thirty (30) days of receipt of an invoice from you itemizing your travel and other reimbursable expenses, including receipts for incidental expenses. Any amounts payable under this Section 2(b) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of your taxable year following the taxable year in which you incurred the expenses. The amounts provided under this Section 2(b) during any taxable year of yours will not affect such amounts provided in any other taxable year of yours, and your right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

c.All cash compensation payments shall be included in your gross income as compensation for Services rendered and accordingly reported to the United States Internal Revenue Service on IRS Form 1099. You shall be responsible for payment of all taxes, including Social Security taxes, on compensation earned under this Agreement.

3.	Independent Contractor.

a.It is agreed that you are to have complete freedom of action as to the details, methods, and means of performing requested Services. It is further understood that you are retained and have contracted with Oncternal only for the purposes and to the extent set forth in this Agreement, and your relationship to Oncternal and any of its subsidiary companies shall, during the period of your retainer and service, be that of an independent contractor, and you shall be free to dispose of such portion of your entire time, energy, and skill as you are not obligated to devote to Oncternal and its subsidiaries, in such manner as you see fit and to such persons, firms, or corporations as you deem advisable so long as same does not create a conflict of interest between Oncternal and such other persons, firms, or corporations.

b.You shall not be considered under the provisions of this Agreement or otherwise as having status as an employee of Oncternal, nor shall you be entitled hereafter to participate in any plans, arrangements, or distributions by Oncternal relating to any pension, deferred compensation, bonds, stock bonus, stock option, hospitalization, insurance, or other benefits extended to its employees since you are performing Services as an independent contractor.

c.Oncternal shall not make any deductions from your compensation for taxes, the payment of which shall be solely your responsibility. You shall pay, when and as due, any and all taxes incurred as a result of your compensation hereunder, including estimated taxes, and if requested by Oncternal, provide Oncternal with proof of said payments. Your further agree to indemnify Oncternal and hold it harmless to the extent of any obligation imposed on Oncternal:

(i) to pay withholding taxes or similar items; or (ii) resulting from you being determined not to be an independent contractor.

d.You hereby represent and warrant that (i) neither this Agreement nor the performance thereof will conflict with or violate any of your obligations or any right of any third party; (ii) you will not improperly use or disclose any confidential information or trade secrets, if any, of any current or former employer or any other person to whom you have an obligation of confidentiality, and you will not bring onto Oncternal’s premises any unpublished documents or any property belonging to any current or former employer or any other person to whom you have an obligation of confidentiality unless expressly authorized in writing by that former employer or person; (iii) you are solely responsible for providing workers’ compensation coverage for yourself and any of your employees assisting with the Services to the extent required under applicable law; (iv) you are solely responsible for compensating such employees, if any; (v) you have obtained all licenses or certifications necessary to perform the Services; and (vi) you shall comply with all applicable laws in the performance of Services.

4.	Contract Period.

a.This Agreement becomes effective on the date hereof and will continue for a period of twelve (12) months, provided, however, that (a) either you or Oncternal may terminate this Agreement at any time during its term by giving at least thirty (30) days’ written notice and (b) this Agreement will terminate automatically upon your death or disability. Termination of this Agreement shall not affect Oncternal’s obligation to pay for Services previously rendered by you or expenses reasonably incurred by you for which you are entitled to reimbursement under Section 2(b) of this Agreement.

5.	Intellectual Property.

a.“Intellectual Property” includes any and all new or useful art, original works of authorship, discovery, improvement, technical development, or invention, whether or not patentable or registrable under copyright and all related know-how, designs, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artworks, software or other copyrightable or patentable work, that you, solely or jointly with others, make, conceive or reduce to practice that resulted from or arose out of your Services for Oncternal under this Agreement. All right, title and interest of every kind and nature whatsoever in and to the Intellectual Property made, discussed, developed, secured, obtained or learned by you during the term of this Agreement, or the sixty (60)-day period immediately following termination of this Agreement, are hereby assigned to Oncternal, and shall be the sole and exclusive property of Oncternal for any purposes or uses whatsoever, and shall be disclosed promptly by you to Oncternal.

b.You agree to assist Oncternal in any reasonable manner to obtain and enforce for Oncternal’s benefit any patents, copyrights and other property rights in any and all countries, with respect to any Intellectual Property, and you agree to execute, when requested, patent, copyright or similar applications and assignments to Oncternal and any other lawful documents deemed necessary by Oncternal to carry out the purposes of this Agreement with respect thereto. In the event that Oncternal is unable for any reason to secure your signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Intellectual Property (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), after a written demand is made therefor upon you (which shall refer to the provisions of this paragraph), you hereby irrevocably designate and appoint Oncternal and its duly authorized officers and agents as your agents and attorneys-in-fact, which appointment is coupled with an interest, to act for and on your behalf and instead of you, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by you.

6.	Security.

a.You shall, both during and subsequent to your Services, keep confidential any technical or other information of a confidential nature, including knowledge of our projects and general activities and any information not publicly disclosed relating to Oncternal ’s business which you may acquire through your consulting activities or otherwise (“Confidential Information”). You will not disclose Confidential Information in any manner without our express written permission; title to all property involved shall remain exclusively in Oncternal. Upon termination of your Services or this Agreement, or upon Oncternal’s request at any time, you shall account for and return to Oncternal all papers containing any Confidential Information. In addition, you shall not disclose or otherwise transfer to Oncternal any confidential information that you may have acquired as a result of any previous employment or consulting relationship.

b.You represent that your performance of all the terms of this Agreement and your retention as a consultant by Oncternal do not and will not breach any agreement to keep in confidence confidential information acquired by you in confidence or in trust prior to your retention as a consultant by Oncternal. You have not entered into, and will not enter into, any agreement, either written or oral, in conflict herewith.

c.You are aware, and will advise any assistants or other who provide Services under this Agreement or receive any Confidential Information hereunder, that the United States securities laws prohibit any person who has material, nonpublic information concerning Oncternal from purchasing or selling securities of Oncternal (and options, warrants and rights relating thereto) and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person including any of such person’s representatives, is likely to purchase or sell such securities. You agree not to buy, sell, pledge, or otherwise trade in Oncternal’s stock or options, or enter into any transaction having the same economic effect, while in possession of material, non-public information, without the prior written approval of Oncternal. You agree not to disclose such material, non-public information to any third party until such information otherwise becomes publicly available. Without limiting any confidentiality obligations included in this Agreement, you agree that, during the course of performing the Services under this Agreement, you will not discuss any information concerning Oncternal with any financial, securities or industry analyst or with the media without the prior written approval of an officer of Oncternal.

d.Notice of Immunity from Liability for Confidential Disclosure of Confidential Information to the Government or in a Court Filing. In accordance with 18 U.S.C. § 1833, Oncternal hereby notifies you that, notwithstanding anything to the contrary herein:

(i)You shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any Federal or State trade secret law (A) for the disclosure of Confidential Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) for the disclosure of Confidential Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(ii)If you file a lawsuit for retaliation by Oncternal for reporting a suspected violation of law, you may disclose the Confidential Information to your attorney, and may use the Confidential Information in the court proceeding, if you file any document containing the trade secret under seal, and do not disclose the Confidential Information, except pursuant to court order.

7.	Conflict of Interest and Non-Solicitation.

a.You agree that, during the term of this Agreement, you will not (except as otherwise herein provided), without Oncternal's express written consent, engage in any business or activity (whether as a consultant, advisor or otherwise) that may be deemed competitive with the business then engaged in by Oncternal.

b.During the term of this Agreement and for a period of twelve (12) months thereafter, you agree that, without the prior written consent of Oncternal, you will not, directly or indirectly, on your behalf or on behalf of any other person or entity, (i) call upon, solicit, divert or take away or attempt to solicit, divert or take away any of the customers, business or patrons of Oncternal; or (ii) solicit or attempt to solicit for employment any person who is then an employee of or consultant to Oncternal or who was an employee of or consultant to Oncternal at any time during the twelve (12) month period immediately prior to the date of the subject solicitation.

c.You and Oncternal acknowledge that the foregoing restrictions placed upon you are necessary and reasonable in scope and duration and are a material inducement to Oncternal to execute, deliver and perform its obligations arising under or pursuant to this Agreement, and that despite such restrictions you will be able to earn your livelihood and engage in your profession during the term of this Agreement.

8.	Employment of Assistants.

Should you deem it necessary to employ assistants to aid you in the performance of the Services, you shall so notify Oncternal and obtain Oncternal’s prior written consent. The parties agree that Oncternal will not direct, supervise, or control in any way such assistants in their performance of Services. The parties further agree that such assistants are employed solely by you, and that you alone are responsible for providing workers’ compensation insurance for your employees, for paying the salaries and wages of your employees, and for ensuring that all required tax withholdings are made. You further represent and warrant that you maintain workers’ compensation insurance coverage for your employees and acknowledge that you alone have responsibility for such coverage. You shall impose upon such assistants the same confidentiality obligations as contained in this Agreement.

9.	Indemnification.

a.To the fullest extent permitted by Oncternal’s bylaws and applicable law, Oncternal shall indemnify you, defend you and hold you harmless from and against losses and expenses (including reasonable attorneys’ fees, judgments, settlements and all other costs, direct or indirect) actually and reasonably incurred by reason of, or based upon, any threatened, pending or completed action, suit, proceeding, investigation or other dispute relating or pertaining to any alleged act or failure to act within the course and scope of the Services, provided that you were not in breach of this Agreement, acted in good faith and in a manner you reasonably believed to be in the best interests of Oncternal and, if any criminal proceedings are involved, had no reasonable cause to believe your conduct was unlawful. Oncternal’s obligations under the foregoing sentence are conditioned upon you: (i) providing Oncternal with prompt notice of any such claims; (ii) allowing Oncternal to control the defense and settlement of such claims; (iii) providing Oncternal with the information and assistance necessary for such defense and settlement of the claims; and (iv) not entering into any settlement with respect to such claims without the express consent of Oncternal. Oncternal’s obligation to advance expenses or provide indemnity hereunder shall be deemed satisfied to the extent of any payments made by an insurer on behalf of you or Oncternal.

b.You agree to indemnify, defend, and hold Oncternal free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties, attorneys’ fees, and costs, that Oncternal may incur as a result of a breach by you of any representation or covenant contained in this Agreement.

10.	Rights and Remedies Upon Breach.

If you breach or threaten to commit a breach of any of the provisions of Section 5, 6 or 7 of this Agreement (the “Protective Covenants”), you agree that such breach or threatened breach of the Protective Covenants would cause irreparable injury to Oncternal and that money damages would not provide an adequate remedy to Oncternal. Oncternal shall also have any other rights and remedies available to Oncternal under law or in equity.

11.	Notice.

All notices and other communications under this Agreement shall be in writing. Unless and until you are notified in writing to the contrary, all notices, communications and documents directed to Oncternal and related to the Agreement, if not delivered by hand, shall be mailed, addressed as follows:

ONCTERNAL THERAPEUTICS, INC.

12230 El Camino Real, Suite 300 San Diego, California 92130 Attention: Chief Executive Officer

Unless and until Oncternal is notified in writing to the contrary, all notices, communications and documents intended for you and related to this Agreement, if not delivered by hand, shall be mailed to your last known address as shown on Oncternal's books. Notices and communications shall be mailed by registered or certified mail, return receipt requested, postage prepaid. All notices related to this Agreement shall be deemed received upon delivery or, if mailed, within five (5) days after mailing in accordance with this Section 11.

12.	General Conditions.

a.If any of the provisions of this Agreement are found to be invalid under an applicable statute or rule of law, they are to be enforced to the maximum extent permitted by law and beyond such extent are to be deemed omitted from this Agreement, without affecting the validity of any other provision of this Agreement.

b.The term “Oncternal,” as used herein, shall include any subsidiary or affiliate of Oncternal Therapeutics, Inc.

c.This Agreement shall be binding upon you, your heirs, executors, assigns and administrators and shall inure to the benefit of Oncternal, its successors and assigns. Oncternal’s rights under this Agreement may, without your consent, be assigned by Oncternal, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Oncternal. You may not assign, subcontract or otherwise delegate your obligations under this Agreement without Oncternal’s prior written consent. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

d.This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to any provisions thereof relating to conflict of laws among different jurisdictions. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

e.Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other relating to the Services; provided that you will retain the right to file administrative charges with or seek relief through any  government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that you will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this paragraph is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Each party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein. Both you and Oncternal expressly waive their rights to a jury trial.

f.Either party’s failure to enforce any right resulting from a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

g.The covenants, representations and warranties in this Agreement, including the covenants, representations and warranties found in Section 5, 6, 7 and 9, shall survive the termination of this Agreement.

h.You hereby acknowledge that you have been encouraged to consult with legal counsel (at your own expense) prior to executing this Agreement.

i.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

13.	Prior Agreements.

This Agreement shall replace any prior agreement between you and Oncternal relative to your Services as a consultant, and this Agreement contains the entire understanding of the parties with respect to the Services to be provided by you. Further, it shall be amended only in writing agreed to by both parties.

Please indicate your acceptance of the foregoing by signing in the space provided below and returning one original letter to my attention.

Sincerely,

Oncternal Therapeutics, Inc.

By:
James Breitmeyer, M.D. Ph.D.
Chief Executive Officer

ACCEPTED AND AGREED to

this day of September, 2019

Robert J. Wills, Ph.D., Consultant

[Signature Page to Consulting Agreement]